SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 16, 2011

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On and effective February 16, 2011, the Board of Directors (“Board”) of ON Semiconductor Corporation (“Corporation”) (i) elected Atsushi Abe to serve as a Class I director of the Board and (ii) appointed Mr. Abe to serve as the Chairman of the Integration Oversight Committee of the Board. As a Class I director, Mr. Abe’s term will expire at the 2012 annual meeting of stockholders (or at such time as his successor is duly elected and qualified, or the earlier of his resignation, removal or disqualification) and his continued service on the Board will be voted on by the Corporation’s stockholders at the 2012 annual meeting of stockholders. In connection with this election, Mr. Abe will be eligible under the Corporation’s compensation program for non-employee members of the Board (“Program”). Under this Program, Mr. Abe will receive the following compensation for his services:

(1) Board Annual Retainer – An annual cash retainer payable to non-employee directors of $59,000 per year.

(2) Equity Compensation –

(a) Initial Directorship – Consistent with past practice, Mr. Abe was awarded a stock option to purchase 20,000 shares of the Corporation’s common stock, with equal pro rata vesting over a three year period beginning on the first anniversary of the grant date, at an exercise price equal to the fair market value of the stock on the grant date, and subject to the Corporation’s Amended and Restated Stock Incentive Plan (“Plan”) and a relevant stock option award agreement. Pursuant to the Corporation’s grant date policy, the grant date of the option will be March 7, 2011 (“Grant Date”).

(b) Annual Director’s Award and Stub Award – Our non-employee directors also typically receive an annual equity-based award in the January to February timeframe with immediate vesting on the grant date. To better align annual equity-based awards to the Corporation’s annual meeting of stockholders, the Compensation Committee determined that this year each non-employee director will receive a stub period equity-based award (“Stub Equity Award”) and then an annual award at around the period of the annual meeting of stockholders in May 2011 (“Annual Equity Award”). Along with other non-employee directors, the Board approved the grant to Mr. Abe of (i) an Annual Equity Award in the form of fully vested stock in an amount equal to $160,000 divided by the closing price of the Corporation’s common stock on the related grant date for this award, and (ii) a Stub Equity Award in the form of fully vested stock in an amount equal to $46,667 divided by the closing price of the Corporation’s common stock on the Grant Date. These awards are subject to Mr. Abe continuing to be a director of Corporation on the relevant grant date, and are further subject to the Corporation’s Plan and relevant award agreements.

(3) Other – Under the Program, Mr. Abe will not receive any cash meeting fees for attending Board or committee meetings since the Program provides (generally) that all directors will receive no cash meeting fees for attending Board or committee meetings. For service as the chairperson of the Integration Oversight Committee, Mr. Abe will receive cash in the amount of $8,000 per year. Mr. Abe will be reimbursed for reasonable expenses to attend Board and committee meetings and to perform other relevant Board duties. Except as described above, Mr. Abe will not receive any additional compensation for his services as a member of the Board.

Attached to this Current Report, as Exhibit 99.1, is a copy of the Corporation’s news release dated February 22, 2011 titled “Atsushi Abe Joins the ON Semiconductor Board of Directors.”

Item 8.01. Other Events.

On February 17, 2011, the Board established Wednesday, May 11, 2011 as the date for the Corporation’s 2011 annual meeting of stockholders.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Number	Description

99.1	News release for ON Semiconductor Corporation dated February 22, 2011, titled “Atsushi Abe Joins the ON Semiconductor Board of Directors”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: February 23, 2011	By:	/s/ KEITH JACKSON
	Name:	Keith Jackson
	Title:	Chief Executive Officer and President

EXHIBIT INDEX

Number	Description

99.1	News release for ON Semiconductor Corporation dated February 22, 2011, titled “Atsushi Abe Joins the ON Semiconductor Board of Directors”